Exhibit 3.1

STATE OF SOUTH CAROLINA
SECRETARY OF STATE

RESTATED ARTICLES OF INCORPORATION

Pursuant to Section 33-10-107 of the 1976 South Carolina Code of Laws, as amended, the Corporation hereby submits the following information:

    1.          The name of the Corporation is Sonoco Products Company.

    2.          If the name of the Corporation has ever been changed, all of its former names:

   Southern Novelty Company

    3.          The original articles of incorporation were filed on May 10, 1899.

4.	The registered office of the Corporation is 1 North Second Street, Hartsville, South Carolina 29550, and the registered agent at such address is Harris E. DeLoach, Jr.

5.	The Corporation is authorized to issue more than one class of shares of stock as follows.

Class of Shares	Authorized No. of Each Class

Common Stock	300,000,000
Preferred Stock	30,000,000

The relative rights, preferences, and limitations of the shares of each class, and of each series within a class, are as follows:

(a)      Preferred Stock. The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article 5, to provide for the issuance of the shares of Preferred Stock (including any shares of Preferred Stock restored to the status of authorized but unissued Preferred Stock, undesignated as to series pursuant to this Article 5(a) in one or more series, and to establish, from time to time, the number of shares to be included in each such series and to fix the designations, voting powers, if any, preferences, limitations, and relative, participating, optional or other special rights, as shall be stated and expressed in the articles of amendment providing for the issue of such series adopted by the Board of Directors and filed with the Secretary of State. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

(i) the distinctive serial designations and the division of shares of Preferred Stock into one or more series and the number of shares of a particular series, which may be increased or decreased (but not below the number of shares thereof then outstanding) by articles of amendment authorized, executed and filed as required by law:

(ii) the rate or amount (or the method of determining the rate or amount) and times at which, and the preferences and conditions under which, dividends shall be payable on shares of a particular series, the status of such dividends as cumulative, partially cumulative, or noncumulative, the date or dates from which dividends, if cumulative, shall accumulate, and the status of such series as participating or nonparticipating with shares of other classes or series of stock;

(iii) the price or prices at which, the nature of the consideration for which, the period or periods within which and the terms and conditions, if any, upon which the shares of a particular series may be redeemed, in whole or in part, at the option of the Corporation;

(iv) the amount or amounts and rights and preferences, if any, to which the holders of shares of a particular series are entitled or shall have in the event of any involuntary or voluntary liquidation, dissolution or winding up of the Corporation;

(v) the right, if any, of the holders of a particular series or the Corporation to convert or cause conversion of shares of such series into shares of other classes or series of stock or other securities or other property or to exchange or cause exchange of such shares for shares of other classes or series of stock or other securities for other property, and the terms and conditions, if any, including the price or prices or the rate or rates of conversion and exchange, and the terms and conditions of adjustments, if any, at which such conversion or exchange may be made or caused;

(vi) the obligation, if any, of the Corporation to redeem, purchase or otherwise acquire, in whole or in part, shares of a particular series for a sinking fund or otherwise, and the terms and conditions thereof, if any, including the price or prices and the nature of the consideration payable for such shares so redeemed, purchased or otherwise acquired;

(vii) the voting rights, if any, of the shares of a particular series (in addition to those that may be required by law), whether special, conditional, limited or unlimited, including the number of votes per share and any requirement for the approval by the holders of shares of all series of Preferred Stock, or of the shares of one or more series thereof, or of both, in an amount greater than a majority up to such amount as is in accordance with applicable law, as a condition to specified corporation action or amendments to the Articles of Incorporation; and,

(viii) any other relative rights, limitations and preferences which may be so determined by the Board of Directors to the fullest extent permitted by the laws of the State of South Carolina.

All shares of any particular series of Preferred Stock shall rank equally and shall be identical as to preferences, limitations and relative rights, except as to the date or dates from and after which dividends, if cumulative or partially cumulative, shall accumulate. All series of Preferred Stock shall rank equally and shall be identical as to preferences, limitations and relative rights, except insofar as, to the extent permitted by law, they may vary with respect to the matters which the Board of Directors is hereby expressly authorized to determine in the articles of amendment providing for any particular series of Preferred Stock.

All shares of Preferred Stock shall rank senior and prior to the Common Stock in respect of the right to receive dividends and the right to receive payments out of the net assets of the Corporation upon any involuntary or voluntary liquidation, dissolution or winding up of the Corporation. All shares of Preferred Stock redeemed, purchased or otherwise acquired by the Corporation (including shares surrendered for conversion or exchange) shall be cancelled and thereupon restored to the status of authorized but unissued shares of Preferred Stock undesignated as to series.

( b) Common Stock. The Common Stock shall be entitled to unlimited voting rights as provided by law, and together with the Preferred Stock, but subject to the prior rights of the Preferred stock, shall be entitled to receive the net assets of the Corporation upon any involuntary or voluntary liquidation, dissolution or winding up of the Corporation.

(c) Certain Dividends. Shares of one class or series (including, without limitation, rights, options or warrants for the purchase or other acquisition of shares) may be issued by the Board of Directors as a dividend in respect of shares of any class or series.

6.
The optional provisions which the Corporation elects to include in the Articles of Incorporation are as follows (see the applicable provisions of Sections 33-2-102, 35-2-105, and 35-2-221 of the 1976 South Carolina Code of Laws, as amended):

(a)      Board of Directors.  The number of directors of the Corporation shall be (i) the number fixed from time to time by the Board of Directors which shall not be less than nine, plus (ii) any directors elected exclusively by the holders of Preferred Stock as provided in these articles.  Except for any director elected exclusively by the holders of Preferred Stock, the directors shall continue to be divided into three classes of as nearly equal size as possible. Each class shall be elected to serve a term of three years.  At each Annual Meeting of Shareholders, directors shall be elected to fill any vacancies in any class of the Board of Directors.  Directors so elected shall serve until the Annual Meeting of Shareholders in the year in which their terms expire.  No person who is not then already a director of the Corporation shall be eligible to be elected as a director at the Annual Meeting of Shareholders unless such person shall have been nominated in writing, with such notice delivered to the Secretary of the Corporation, not less than sixty days prior to such Annual Meeting.

Sonoco Products Company
Name of Corporation

(b) Noncumulative Voting. Shareholders shall not have the right to cumulate their votes in the election of Directors.

(c) No Preemptive Rights. The Corporation elects not to have preemptive rights with respect to its shares, whether now or hereafter authorized.

(d) Removal of Directors. Directors may be removed only for cause. Removal of a Director or the entire Board of Directors for cause shall only be accomplished by a vote of the holders of at least a majority of the outstanding shares then entitled to vote at an election for such Directors, subject to the provisions of the laws of the State of South Carolina.

(e) Liability of Directors. No Director of the Corporation shall be personally liable to the Corporation or to its shareholders for monetary damages for breach of fiduciary duty as a Director, except to the extent such exemption from liability or limitation thereof is not permitted under the laws of South Carolina, as presently in effect or as the same may hereafter be amended. No amendment, modification or repeal of this Article 9(e) shall adversely affect any right or protection that exists at the time of such amendment, modification, or repeal.

(f) Quorum or Voting Requirement for Shareholders. The shareholders are authorized to adopt or amend a by-law  that fixes a greater quorum or voting requirement for shareholders (or voting groups of shareholders) than is required by the laws of the State of South Carolina.

7.
Unless a delayed effective date is specified, this application will be effective upon acceptance for filing by the Secretary of State (See Section 33-1-230(b) of the 1976 South Carolina Code of Laws, as amended).

                CERTIFICATE Accompanying the Restated
                 Articles of Incorporation

The attached restated articles of incorporation do not contain any amendments to the Corporation's Articles of Incorporation and have been duly approved by the Corporation's Board of Directors as authorized by Section 33-10-107(a) of the 1976 South Carolina Code of Laws, as amended.

Date       February 8, 2012

Sonoco Products Company
Name of Corporation

s/Harris E. DeLoach, Jr.
Signature

Harris E. DeLoach, Jr., Chief Executive Officer
Type or Print Name and Office